Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101
Chestnut Ridge, NY 10977

FOR IMMEDIATE RELEASE

BioHiTech Global Reports First Quarter 2017 Results

•	Q1 2017 revenue increased 28% through growth in recurring rental and services revenue and equipment sales

•	Q1 2017 gross profit increases 75% due to improving economies of scale

CHESTNUT RIDGE, NY – May 16, 2017 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (OTCQB: BHTG), a green technology company that develops and deploys innovative and disruptive waste management technologies, reported financial results for the first quarter of 2017 ended March 31, 2017.

Business Highlights

•	Began the Commercial Launch of its new Revolution Series Digesters - The Company debuted the Revolution Series Seed and Sprout Digesters and began select pilot programs in March 2017. The new units offer a cost-effective disposal solution targeting a market of more than 1.5 million lower volume food waste generators including full and quick service restaurants, coffee shops, hospitality companies and other specialty food service providers. They have a compact design, operate on standard 115 Volt power and are easily connected to standard plumbing.

•	Acquired 17.2% equity interest in the nation’s first MBT municipal solid waste recovery facility to utilize HEBioT technology - The state-of-the-art waste-to-solid fuel plant, scheduled to begin commissioning in Q4 2017, utilizes a patented mechanical biological treatment (“MBT”) process to convert municipal solid waste into an EPA approved solid recovered fuel that is currently deployed in nine locations throughout Europe. BioHitech controls the exclusive development rights to this technology developed by Entsorgafin S.p.A., an Italian engineering firm, in eleven Northeast states and the District of Columbia. The plant, located in Martinsburg, West Virginia, is expected to reduce landfill usage by as much as 80%.

•	Secured site in New York State for its second MBT municipal solid waste recovery facility - The Company entered into a contract with the Town of New Windsor, New York to acquire a 12-acre site planned for the Company’s second MBT facility. The agreement includes a negotiated host community fee for the Town of New Windsor.

•	Appointed former Walmart executive Anthony Fuller to its Board of Directors - Mr. Fuller recently completed a thirty-year career at Walmart culminating with his role as Senior Vice President. During his tenure, he served as one of twelve executives on Walmart’s Global Sustainability Steering Committee providing direction for all of the company’s sustainability efforts. He also served as the chairman of Walmart’s real estate transaction committee and real estate finance committee.

•	Launched BioHiTech Cirrus™ 2.2 mobile app providing real-time supply chain data analytics - Cirrus™ 2.2 delivers improved information accessibility and transparency into food waste creation, providing valuable data analytics to identify supply chain inefficiencies in real-time in order to reduce waste and improve operating margins.

Frank E. Celli, CEO commented, “During the first quarter, we achieved significant growth in revenue from our Digester business while we made great progress in positioning our company to fully commercialize our environmentally-friendly and cost-effective waste management technologies. The launch of the Revolution Series Digesters opens a vast untapped market for our Company and we are very excited by the initial response from potential customers. Our investment in the West Virginia MBT plant and our plans for a second plant in New York establishes the foundation for a very profitable long-term revenue stream with substantial room for growth. As we further these efforts and work to generate additional revenue opportunities, we are confident that we can build increasing value for the benefit of our stockholders.”

Q1 Financial Highlights

Revenue: Revenue in Q1 2017 was $591,000, a 27.7% increase compared to revenue of $463,000 in Q1 2016. Recurring rental, services and maintenance revenue grew by 17.2% and represented 60.7% of total revenue. Revenue from equipment sales rose by 48.0% to reach $232,000. This significant improvement in equipment sales was primarily attributable to an increase in international reseller activity in areas where equipment leasing is not as well established as the retail sales model.

Gross Profit: Q1 2017 gross profit was $199,000, a 74.5% increase compared to gross profit of $114,000 in Q1 2016. Gross profit margin increased by 9.0 percentage points to reach 33.7%. Rental, service and maintenance gross margin increased by 7.5 percentage points to 27.8%, primarily due to improved economies of scale. Equipment sales gross margin grew by 9.7 percentage points to 42.9% due to an increase in higher margin international sales.

Operating Expenses: Q1 2017 operating expenses increased by 22.7% to $1.9 million compared to $1.6 million in Q1 2016. The increase in operating expenses was mainly due to a $380,000 increase in equity-based compensation for professional fees related to marketing and investor relations. Total expenses for SG&A and R&D remained fairly consistent year over year.

Operating Loss: Q1 2017 operating loss was $(1.7 million) compared to $(1.5 million) in Q1 2016. The increase in operating loss was a result of the increase in operating expenses partially offset by the increase in gross profit. While the Company’s operating loss increased, cash used in operating activities declined by $641,000 to total $936,000 as compared to $1,577,000 million in Q1 of the prior year.

Net Loss: The Company recorded a Q1 2017 net loss attributable to shareholders was $(2.0 million) or $(0.25) on 8.2 million shares versus a net loss of ($1.6 million) or $(0.20) on 8.2 million shares in Q1 2016.

Brian C. Essman, CFO commented, “The first quarter delivered broad based growth and improved operational results for our Company. Recurring revenue related to our Digester rental business increased by 17% while equipment sales grew by 48%. The increase in revenue led to a 75% increase in gross profit and helped us reduce cash used in operating activities by 41%. We continue to prudently invest in our technology for providing sophisticated data analytics for our customers while we move forward with the commercialization efforts for our MBT business. We expect future progress over the course of 2017 as we continue to execute on our long term growth plans to create significant value for the benefit of our stockholders.”

Additional information can be found in the Company’s Form 10-Q filed with the United States Securities and Exchange Commission (SEC) on May 15, 2017.

About BioHiTech Global

BioHiTech Global (OTCQB: BHTG), “The Company” headquartered in Chestnut Ridge NY, develops and deploys innovative and disruptive waste management technologies. The combined offerings of BioHiTech Global offer our customers a full suite of technology based disposal options capable of having a significant impact on waste generation while providing a true zero landfill environment. With options for both on and off site biological treatment of waste, BioHiTech Global is a leader in zero waste solutions for businesses and municipalities. For more information, please visit www.biohitechglobal.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Lisa Giovannielli

Director, Corporate Communications

Direct: 845-262-1081

lgiovannielli@biohitech.com

www.biohitechglobal.com

BioHiTech Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue
Rental, service and maintenance	$358,537	$305,862
Equipment sales	232,143	156,865
Total revenue	590,680	462,727
Cost of revenue
Rental, service and maintenance	258,939	243,801
Equipment sales	132,491	104,765
Total Cost of revenue	391,430	348,566
Gross profit	199,250	114,161
Operating expenses
Selling, general and administrative	1,064,629	1,028,649
Research and development	187,501	183,931
Professional fees	649,623	335,845
Depreciation and amortization	29,774	25,774
Total operating expenses	1,931,527	1,574,199
Loss from operations	(1,732,277)	(1,460,038)
Other (expense) income
Interest income	-	355
Interest expense	(296,256)	(149,159)
Total other expense	(296,256)	(148,804)
Net loss	(2,028,533)	(1,608,842)
Other comprehensive income (loss)
Foreign currency translation adjustment	(7,164)	7,906
Comprehensive loss	$(2,035,697)	$(1,600,936)

Net loss per share - basic and diluted	$(0.25)	$(0.20)
Weighted average number of common shares outstanding - basic and diluted	8,229,712	8,229,712

BioHiTech Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current Assets
Cash	$320,776	$325,987
Accounts and note receivable, net	125,489	140,130
Inventory	439,869	706,017
Prepaid expenses and other current assets	63,724	21,865
Total Current Assets	949,858	1,193,999
Equipment on operating leases, net	1,150,227	1,023,404
Equipment, fixtures and vehicles, net	50,680	54,356
Intangible assets, net	242,542	267,042
Investment in Entsorga West Virginia, LLC	1,034,028	-
MBT facility development costs	36,512	-
Other assets	13,500	13,500
Total Assets	$3,477,347	$2,552,301
Liabilities and Stockholders’ Deficit
Current Liabilities:
Line of credit	$2,463,736	$2,463,736
Accounts payable	1,262,708	1,197,277
Accrued interest payable	862,150	411,917
Accrued expenses	596,391	522,727
Warrant liability	105,188	-
Deferred revenue	84,038	61,879
Notes payable	100,000	100,000
Notes payable - related party	275,000	275,000
Unsecured subordinated convertible notes, including related parties of $2,550,000, net of deferred financing costs of $68,846	3,756,154	-
Convertible note, net of deferred financing cost of $8,000 and original issue discounts of $30,058	71,942	-
Advance from related party	463,027	1,213,027
Customer deposits	107,165	36,131
Long-term debt, current portion	7,993	8,525
Total Current Liabilities	10,155,492	6,290,219
Promissory note - related party	4,500,000	2,500,000
Long term accrued interest	48,485	253,000
Unsecured subordinated convertible notes, including related parties of 1,750,000, and $3,800,000, net of deferred financing costs of $25,536 and $118,866 as of March 31, 2017 and December 31, 2016, respectively	1,874,464	4,956,134
Long-term debt, net of current portion	9,473	11,048
Total Liabilities	16,587,914	14,010,401
Commitments and Contingencies
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value, 20,000,000 shares authorized; 8,229,712 shares issued and outstanding as of March 31, 2017 and December 31, 2016	823	823
Additional paid in capital	9,987,554	9,604,324
Accumulated deficit	(23,100,699)	(21,072,166)
Accumulated other comprehensive gain	1,755	8,919
Total Stockholders’ Deficit	(13,110,567)	(11,458,100)
Total Liabilities and Stockholders’ Deficit	$3,477,347	$2,552,301

BioHiTech Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss:	$(2,028,533)	$(1,608,842)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	104,354	92,286
Provision (recovery) - bad debts	22,962	(10,384)
Stock based employee compensation	88,025	138,390
Fees paid in stock	275,148	-
Fees to be paid in warrants	105,187	-
Interest resulting from amortization of financing costs	24,484	-
Changes in operating assets and liabilities	471,960	(187,969)
Net cash used in operations	(936,413)	(1,576,519)

Cash flow from investing activities:
Sale of used machinery and equipment	13,149	-
Investment in Entsorga West Virginia, LLC	(1,034,028)	-
Increase in MBT facility development costs	(36,512)	-
Purchases of equipment, fixtures and vehicles	(1,597)	(1,842)
Net cash (used in) provided by investing activities	(1,058,988)	(1,842)

Cash flows from financing activities:
Net change in line of credit	-	(25,017)
Proceeds from convertible notes with warrants and beneficial conversion feature	100,000	-
Proceeds from series convertible notes	150,000	250,000
Deferred financing costs incurred	(8,000)	(82,730)
Repayments of long-term debt	(2,107)	(2,042)
Related party:
Net increases (decreases) of advances	463,027	(710,000)
Proceeds from promissory notes	786,973	190,000
Repayments of promissory notes	-	(200,000)
Proceeds from convertible notes	500,000	2,250,000
Net cash provided by financing activities	1,989,893	1,670,211
Effect of exchange rate on cash	297	7,906
Net change in cash	(5,211)	99,756
Cash - beginning of period	325,987	39,195
Cash - end of period	$320,776	$138,951